                                                                      EXHIBIT 12

                              DEAN HOLDING COMPANY

               Computation of Ratio of Earnings to Fixed Charges
               Period from May 28, 2001 to December 31, 2001 and
             Fiscal Years Ended May 2001, 2000, 1999, 1998 and 1997

                                            December 31,
                                               2001            2001       2000        1999        1998         1997
                                            ------------     -------     -------     -------     -------     -------
Income from continuing operations
    before taxes                                36,501       110,550     135,810      94,945     117,341     105,535
                                               -------       -------     -------     -------     -------     -------
Fixed charges:
    Interest expense                            38,655        74,053      50,147      39,098      21,101      15,071
    Portion of rentals (33%)                     8,963        14,924      14,181      12,488      11,029       8,927
                                               -------       -------     -------     -------     -------     -------
    Total fixed charges                         47,618        88,977      64,328      51,586      32,130      23,998
                                               -------       -------     -------     -------     -------     -------
Earnings from continuing operations
    before taxes and fixed charges              84,119       199,527     200,138     146,531     149,471     129,533
                                               =======       =======     =======     =======     =======     =======
Ratio of earnings to fixed charges                1.77          2.24        3.11        2.84        4.65        5.40
                                               =======       =======     =======     =======     =======     =======